Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-265378) pertaining to the 401(k) Plan of Hewlett Packard Enterprise of our report dated June 9, 2022, with respect to the financial statements and schedules of the Hewlett Packard Enterprise 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2021.

/s/ Ernst & Young LLP
San Jose, California June 9, 2022